MOBIUS                                                             Financial News Release

                    Contact:             Mobius Management Systems, Inc.
                            Ray Kunzmann
                            914-921-7446
                            rkunzman@mobius.com

Investor Relations
Makovsky + Company
Gene Marbach
212-508-9645
gmarbach@makovsky.com

Media Relations
Dukas Public Relations Inc.
Richard Dukas
212-704-7385
richard@dukaspr.com

                                                                                            Exhibit 99.1
For Immediate Release

MOBIUS MANAGEMENT SYSTEMS, INC. REPORTS RESULTS
FOR FISCAL FOURTH QUARTER AND YEAR-END 2006

FY06 net income of $2.1 million, or $0.10 per diluted share, and operating income of $594,000 results from a nearly 27% increase in software license revenues and cost containment efforts

Rye, NY - July 27, 2006 - Mobius Management Systems, Inc. (Nasdaq: MOBI), a leading provider of integrated solutions for content and records management, today announced results for its year-end and fiscal fourth quarter 2006.

Operating income for the fiscal year ended June 30, 2006 was $594,000, which compares to the prior year’s operating loss of $8.1 million. Net income for the 2006 fiscal year was $2.1 million, or $0.10 per diluted share, as compared with a net loss of $2.7 million, or $(0.15) per share, for 2005. Software license revenues for the fiscal year ended June 30, 2006 were $39.2 million, an increase of 26.8% over the prior year’s license revenue of $30.9 million. Total consolidated revenues for the 2006 fiscal year increased 14.9% to $89.2 million, compared with $77.7 million in fiscal year 2005. As of June 30, 2006, cash totaled $40.0 million, an increase of $6.3 million over cash balances of $33.7 million at June 30, 2005. The Company had no bank debt outstanding at June 30, 2006.

Operating income for the fiscal fourth quarter ended June 30, 2006 was $1.3 million, a $1.1 million increase over operating income of $169,000 during the prior year period. Net income for the fiscal fourth quarter of 2006 was $1.2 million, or $0.06 per diluted share, as compared to $615,000, or $0.03 per diluted share, in last year’s fourth quarter. Software license revenues for the fiscal fourth quarter of 2006 were $11.5 million, an increase of 4.4% over last year’s fourth quarter of $11.1 million. Total consolidated revenues for the fiscal fourth quarter ended June 30, 2006, increased 5.8% to $24.4 million, compared with $23.1 million for the same period last year.

The Company’s operating earnings for the fiscal year and fourth quarter ended June 30, 2006, have been reduced by pre-tax expenses of approximately $855,000, or $0.04 per share, and $242,000, or $0.01 per share, respectively, for stock-based compensation expense recognized pursuant to the provisions of the Financial Accounting Standards Board's Statement No. 123 (revised 2004), "Share-Based Payment" (FAS 123R). Mobius adopted FAS 123R as of July 1, 2005. For the fiscal year and fourth quarter ended June 30, 2005, fhe Company’s operating earnings were reduced by a pre-tax charge of $250,000, or $0.01 per share, related to the accelerated vesting of certain employee stock options.

Commenting on the results, Mitch Gross, President and CEO of Mobius, said, “The completion of another successful quarter wraps up a very satisfying year for Mobius. We have rebounded strongly from a difficult 2005 by judiciously containing costs while substantially increasing our software license revenue. We have also achieved various internal goals that we believe have set the stage for growth in fiscal 2007 and beyond. In addition to solid increases in revenue and profitability in fiscal 2006, some of these accomplishments include:

•
Developed a dedicated and cohesive senior management team focused on the implementation and execution of corporate strategies to enhance every facet of Mobius’s performance and increase shareholder value;

•	Added James Biggs as Vice President of Channel Sales and Marketing to build the Company’s channel sales program;

•	Improved effectiveness of our sales and marketing efforts as a result of the introduction of new processes and initiatives;

•	Obtained positive market reception for our newer product offerings;

•	Increased cash balances by more than $6.0 million; and

•	Delivered consistent results which met our revenue and earnings guidance each quarter.

“Our performance for the fiscal year just concluded was driven primarily by gains in software license revenues as a result of adding a number of important new clients, as well as deepening our relationship with a number of existing clients. In addition, we benefited from enhancements in productivity and efficiency as a result of new approaches in our sales and marketing efforts.”

Mitch Gross continued, “As we mark our 25th anniversary this year, Mobius is well positioned for the future with a diversified software suite providing customers with much needed solutions for compliance, information integration across the enterprise and applications that automate critical business processes. In addition to our innovative technology and a blue-chip customer base of more than 1,000 leading companies worldwide representing a variety of industries, we have very talented and highly dedicated employees. Leveraging these assets, we will continue to maximize the potential of our core products and accelerate revenue growth with our newer offerings. We look forward to greater success in the next 25 years.”

Guidance

In conclusion, Mr. Gross noted, “Looking ahead to the first fiscal quarter of 2007, typically the most seasonally challenging quarter of the year, our current forecast calls for revenue to be between $22.5 million and $23.5 million, which would result in earnings per diluted share of between $0.01 and $0.03. Included in the earnings forecast is a pre-tax non-cash expense of approximately $250,000, or $0.01 per share, related to stock-based compensation."

Recent Highlights

Mobius Positioned in ‘Leaders’ Quadrant of Integrated Document Archive and Retrieval Systems: Mobius announced that it has been positioned in the leaders’ quadrant in industry analyst Gartner, Inc.’s Magic Quadrant for the integrated document archive and retrieval systems (IDARS) market. According to Gartner, leaders have the most comprehensive and scalable products, as well as a proven track record of financial performance and continued customer and revenue growth.

Mobius Names Mark P. Cattini and James A. Perakis to Board of Directors: Mobius announced that Mark P. Cattini, President and Chief Executive Officer of MapInfo Corporation (Nasdaq: MAPS), and James A. Perakis, former Chairman and CEO of Hyperion Software and current Chairman of Netkey Inc., have joined the Company’s Board of Directors effective May 4, 2006. With their election, the Company’s Board expands to nine members.

Mobius Annual European Users Group Conference Recognizes Customer Achievement: Mobius announced the winners of the annual Mobius Customer Achievement Awards, presented this year to seven European organizations whose use of Mobius software meets the highest standards for innovation and delivering value. The awards were presented at the second annual Mobius Users Group Conference for European, Middle Eastern and African (EMEA) customers, held this year in Prague, Czech Republic.

Mobius Honored as Finalist in ECM Connection’s ACE Awards: Mobius announced that it has been selected as a finalist for the prestigious 2006 ACE Awards presented by ECM Connection at the AIIM 2006 Conference & Expo. Judged by a panel of industry analysts and editors, the ACE Awards recognize vendors that are making extra efforts to promote the education and adoption of enterprise content management (ECM) technologies within specific markets.

Mobius Names James C. Biggs New Vice President of Channel Sales & Marketing: Mobius announced the appointment of James C. Biggs, 53, as Vice President of Channel Sales &

Marketing, effective as of June 12, 2006. Mr. Biggs previously served as Senior Vice President, Sales and Marketing at SCALI, a global provider of high performance computing enterprise solutions, where he built and executed a direct and channel sales program for software sales into various vertical markets.

Mobius’s First-in-Class Content Integration Solution Dramatically Reduces IT Installations, Configuration and Administration Costs: Mobius announced the release of version 3.1 of Total Content Integrator (TCI), a Web services-based facility that provides seamless, uniform access to disparate content repositories, databases, file systems and e-mail applications. With this release, Mobius has published a freely available, Web standards-based interface that can be incorporated into virtually any third-party or in-house application to enable content search and retrieval across multiple sources.

Conference Call Information

Mobius will hold its quarterly conference call today at 11:00 AM EST to discuss its fiscal fourth quarter and year-end 2006 results. Interested persons wishing to listen to the conference call via Webcast may access it at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=113759&eventID=1351633

The conference call will be available for playback following the live call from approximately 1:00 p.m. (Eastern) on Thursday, July 27, until 11:59 p.m. (Eastern) on Thursday, August 3. The number for the replay is 877-519-4471; international participants should dial +1-973-341-3080; all callers should enter pin number 7622479.

About Mobius

Mobius Management Systems, Inc. (www.mobius.com) is a leading provider of integrated solutions for content and records management. The company's comprehensive software suite integrates content across disparate repositories, supports regulatory compliance, and includes content-enabled applications that automate business processes. Mobius solutions have achieved industry-wide recognition for breadth of functionality, breadth of supported formats, and high-volume, high-demand performance. The Mobius customer base is made up of leading companies across all industries, including more than sixty percent of the Fortune 100. The company, founded in 1981, is headquartered in Rye, New York. Mobius has sales offices in the U.S., Canada, the United Kingdom, France, Germany, Italy, Sweden, the Netherlands, Switzerland, Australia, Japan and Singapore. The Company also markets through a network of agents in Central and South America, Europe, Middle East, Africa and Asia.

Statements contained in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding expectations with respect to future sales and profitability, as well as product development and/or introductions, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the company's control, which may cause actual results, performance or achievements to differ materially from those projected or implied in such forward-looking statements. Important factors that might affect actual results, performance or achievements include, among other things, statements regarding market acceptance of Mobius's new and existing products, ability to manage expenses, fluctuations in period to period results, seasonality, uncertainty of future operating results, long and unpredictable sales cycles, technological change, extended payment risk, product concentration, competition, international sales and operations, expansion of indirect channels, sufficient revenue from professional services, protection of intellectual property, dependence on licensed technology, risk of product defects, product liability, management of growth, dependence on executive management, other key employees and subcontractors, concerns about transaction security on the Internet, factors affecting valuation of stock option expense, changes in prevailing equity-based compensation practices, general conditions in the economy and the impact of recently enacted or proposed regulations. These risks and uncertainties are described in detail from time to time in Mobius's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, filed on September 9, 2005, and its Quarterly Reports on Form 10-Q. Mobius accepts no obligation to update these forward-looking statements and does not intend to do so.

###

ViewDirect and DocumentDirect are registered trademarks of Mobius Management Systems, Inc. All other trademarks are property of their respective owners.

(Tables to follow)

MOBIUS MANAGEMENT SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	6/30/06	6/30/05	6/30/06	6/30/05
Revenues:
Software license	$ 11,539	$ 11,053	$ 39,167	$ 30,883
Maintenance	10,640	10,611	42,131	41,416
Professional service and other	2,242	1,426	7,933	5,374
Total revenues	24,421	23,090	89,231	77,673

Cost of revenues:
Software license	272	267	1,110	1,773
Maintenance	2,073	2,012	7,721	8,094
Professional service and other	1,872	1,431	6,277	4,782
Total cost of revenues	4,217	3,710	15,108	14,649

Gross profit	20,204	19,380	74,123	63,024

Operating expenses:
Sales and marketing	10,133	10,529	37,447	36,402
Research and development	5,410	5,547	22,726	22,722
General and administrative	3,390	3,135	13,356	12,000
Total operating expenses	18,933	19,211	73,529	71,124

Income (loss) from operations	1,271	169	594	(8,100)
Miscellaneous income, net	537	735	2,341	2,368
Income (loss) before income taxes	1,808	904	2,935	(5,732)
Provision for (benefit from) income taxes	652	289	855	(3,037)
Net income (loss)	$ 1,156	$ 615	$ 2,080	$ (2,695)

Basic weighted average shares	18,932	18,509	18,765	18,409
Basic earnings (loss) per share	$ 0.06	$ 0.03	$ 0.11	$ (0.15)
Diluted weighted average shares	19,902	19,749	19,831	18,409
Diluted earnings (loss) per share	$ 0.06	$ 0.03	$ 0.10	$ (0.15)

MOBIUS MANAGEMENT SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	6/30/06	6/30/05
Assets:
Current Assets:
Cash and cash equivalents	$ 39,967	$ 33,726
Accounts receivable, net	19,654	10,519
Software license installments, current	12,054	12,926
Other current assets	2,480	2,310
Total Current Assets	74,155	59,481

Property and equipment, net	3,912	3,663
Software license installments, non-current	9,416	17,991
Deferred income taxes, non-current	2,478	5,217
Other non-current assets	3,379	3,963

Total Assets	$ 93,340	$ 90,315

Liabilities & Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$ 15,994	$ 14,363
Deferred revenues, current	22,765	23,344
Deferred income taxes, current	2,480	5,229
Total Current Liabilities	41,239	42,936

Deferred revenues, non-current	2,092	3,091
Other non-current liabilities	509	721

Total Stockholders’ Equity	49,500	43,567

Total Liabilities and Stockholders’ Equity	$ 93,340	$ 90,315